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Exhibit 15.1

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

May 8, 2002

MacroPore, Inc.:

        We are aware that MacroPore, Inc. has incorporated by reference in its Registration Statement No. 333-82074 its Form 10-Q for the quarter ended March 31, 2002, which includes our report dated April 22, 2002 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to April 22, 2002.

Very truly yours,

/s/ Arthur Andersen LLP
San Diego, California

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LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION